EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

of Moody’s Corporation

We consent to the incorporation by reference in the registration statements on form S-8 (No. 333-145127, No. 333-126564, No. 333-103496, No. 333-47848, No. 333-81121, No. 333-68555, No. 333-64653, No. 333-60737, No. 333-57915, No. 333-57267) of Moody’s Corporation of our report dated February 27, 2009, with respect to the consolidated balance sheet of Moody’s Corporation as of December 31, 2008, and the related consolidated statements of operations, cash flows and stockholders’ deficit, for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of Moody’s Corporation.

/s/ KPMG LLP

KPMG LLP

New York, New York

February 27, 2009

MOODY’S 2008 ANNUAL REPORT FINANCIALS	1